EXHIBIT 4.3

     Amendment adopted November 14, 1985 to Trust Agreement dated January 1, 1976 by and between Hudson City Savings Bank and Bankers Trust Company.



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HUDSON CITY SAVINGS BANK

Amendment adopted November 14, 1985 to Trust Agreement dated January 1, 1976 by and between Hudson City Savings Bank and Bankers Trust Co.

Page #4
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         Section 4
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         Part B: The Savings Fund shall be invested in such savings accounts and time or other interest bearing obligations of any one or more mutual savings banks, including the Bank and in any note which is evidence of a member is indebtedness with respect to a loan made pursuant to Section 9.06 of the Plan, without regard to the proportion which the value of such property held in the Savings Fund may bear to the value of the Savings Fund or the Fund.

Page #5
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         Section 5.
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         Notwithstanding any provision of the Plan or this Agreement to the contrary, the Trustee may in its discretion transfer from time to time any part or all of the assets of the Part A, B and C of the Fund to the Trustee of the General Employee Benefit Trust (hereinafter referred to as the General Trust) created by Bankers Trust Company under Declaration of Trust, dated May 28, 1956, as the same may have heretofore been or may hereafter be amended, to be held subject to all of the provisions thereof and to be commingled with the assets of other trusts participating therein. To the extent of the equitable share of the Fund in the General Trust, the General Trust shall be part of the Plan pursuant to which this Trust is administered. In the event of any conflict between the provisions of this Agreement and the General Trust, the provisions of the General Trust shall control.

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                                                     Hudson City Savings Bank

ATTEST /s/ Joseph W. Donelan                         By  /s/Leonard S. Gudelski
       ----------------------------------------          -----------------------------------------
           Joseph W. Donelan, Secretary                     Leonard S. Gudelski, President and COO




                                                     Bankers Trust Co.

ATTEST /s/ Maria E. Gavris                           By /s/ Barbara Nicholson
       ----------------------------------------          -----------------------------------------
           Maria E. Gavris, Asst. Treasurer                 Barbara Nicholson, Asst. Vice President

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